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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                        Commission File Number: 000-23395
                                                ---------

                         Quantum Epitaxial Designs, Inc.
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             (Exact Name of Registrant as Specified in its Charter)


            119 Technology Drive, Bethlehem, PA 18015, (610) 861-6930
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [x]          Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: 3
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Quantum Epitaxial Designs, Inc. has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 1998                 /s/  THOMAS L. HIERL
                                        ----------------------
                                        Thomas L. Hierl
                                        President and Chief Executive Officer